Exhibit 10.1

STOCK SWAP AGREEMENT

THIS STOCK SWAP AGREEMENT (this “Agreement”) is entered into by and among Trxade Health, Inc., a Delaware corporation (“Trxade”), Suren Ajjarapu and Prashant Patel (together with Suren, each a “Shareholder,” and collectively, the “Shareholders”) dated as of June 28, 2023.

WHEREAS, Trxade is a holding company that currently owns the shares or membership interests in a variety of operating subsidiaries as listed on Exhibit A hereto (the “Operating Subsidiaries”); and

WHEREAS, each Shareholder currently own shares of common stock of Trxade (the “Shares”) as listed on Exhibit B hereto (provided such shares are only a portion of the common stock owned by such Shareholders); and

WHEREAS, Trxade intends to effect a merger with a certain target (the “Target”) in which Trxade will become a vehicle for the business of the Target (the “Merger Transaction”), and the Target does not wish to continue to operate the Operating Subsidiaries and their respective businesses (the “Legacy Businesses”); and

WHEREAS, the Shareholders desire to facilitate the Merger Transaction by surrendering all the Shares and any and all of the Shareholder’s rights relating to the Shares, in exchange for the shares or membership interest of the Operating Subsidiaries (the “Stock Swap Transaction”), which shares and membership interests will be allocated between the Shareholders as set forth on the Allocation of Shares and Membership Interests in the Operating Subsidiaries attached hereto as Exhibit C, subject to certain closing conditions set forth in this Agreement; and

WHEREAS, Trxade believes it is in the interest of Trxade and its stockholders to transfer the shares and membership interests owned by the Company in the Operating Subsidiaries to the Shareholders in exchange for the Shares; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	THE STOCK SWAP.

Subject to the terms and conditions contained herein, the Shareholders, as the owners of the Shares, hereby agree to irrevocably forfeit and surrender to Trxade the Shares and waive all continuing rights with respect to and in connection with the Shares, in consideration for which Trxade shall transfer to each Shareholder the shares and membership interests in the Operating Subsidiaries in such percentages as are indicated on Exhibit C.

2.	CLOSING.

2.1 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the approval by the Trxade shareholders of the conversion of the Series B Preferred Stock issued by Trxade into common stock (the “Closing Date”), or at such other day and time as the parties hereto shall agree upon.

2.2 On or prior to the Closing Date and subject to the terms and conditions set forth in this Agreement, (i) each Shareholder, severally, shall surrender the Shares; and (ii) Trxade shall transfer, free and clear of all of all security interests, liens, mortgages, claims, charges, pledges, equitable interests, or encumbrances of any nature, including any put, call or similar right of a third party, to each of the Shareholders, the shares and membership interests as set forth on Exhibit C.

2.3 At or prior to Closing, Trxade shall deliver or cause to be delivered to the Shareholders an instrument of transfer, transferring title to the shares and membership interests in the Operating Subsidiaries to the Shareholders as may be reasonably satisfactory to such Shareholders.

3.	CLOSING CONDITION.

The surrender of the Shares and the transfer of the shares and membership interests in the Operating Subsidiaries are subject to the simultaneous condition that the Merger Transaction is successfully closed.

4.	GENERAL PROVISIONS.

4.1 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

4.2 Each party hereto shall bear its own costs and expenses in connection with the transaction contemplated by the Agreement.

4.3 The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

4.4 This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

4.5 This Agreement may be executed in more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

4.6 This Agreement will be governed and construed in according with the laws of Delaware without regard to conflict of law principles.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY

Trxade Health, Inc., a Delaware corporation

	By:	/s/ Suren Ajjarapu
	Print Name:	Suren Ajjarapu
	Title:	Chief Executive Officer

SHAREHOLDERS:

	By:	/s/ Suren Ajjarapu
	Print Name:	Suren Ajjarapu

	By:	/s/ Prashant Patel
	Print Name:	Prashant Patel

Signature page to Stock Swap Agreement

Exhibit A

List of Subsidiaries - ALL 100% OWNED (UNLESS OTHERWISE STATED)

●	Trxade, Inc., a Florida corporation

●	Integra Pharma Solutions, Inc. (formerly Pinnacle Tek, Inc.), a Florida corporation

●	Community Specialty Pharmacy, LLC, a Florida corporation

●	Alliance Pharma Solutions, LLC, a Florida corporation

●	Bonum Health, Inc a Delaware corporation

●	Bonum Health, LLC, a Delaware corporation

●	MedCheks, LLC, a Delaware corporation

●	SOSRx LLC, a Delaware limited liability company (51% owned)

Exhibit B

Shareholder	Amount of shares of Trxade Health, Inc. Exchanged
Suren Ajjarapu	85,000

Prashant Patel	81,666

Exhibit C

Post-Closing Allocation of Shares and Membership Interests in the Operating Subsidiaries

Suren Ajjarapu: 51%

Prashant Patel: 49%